Exhibit 99.1

FOR IMMEDIATE RELEASE

NDE ENVIRONMENTAL ("TANKNOLOGY-NDE") REPORTS FIRST QUARTER LOSS
AND SALE OF USTMAN SUBSIDIARY

     AUSTIN, Texas, May 27, 1997 - NDE Environmental Corporation ("NDE" d.b.a. "Tanknology-NDE", NASDAQ OTC Bulletin Board: NDEC), a leading provider of storage tank environmental compliance services, today reported a $1,029,755 loss for the quarter ended March 31, and the sale of its USTMAN Industries Inc. subsidiary to Watson General Corporation (NASDAQ: WGEN).

     NDE revenues for the three months ended March 31, 1997 were $7,462,643 compared to $2,562,367 for the three months ended March 31,1996 period, an increase of $4,900,276, or 191%. The increase in revenues over last year is due to the inclusion of the UST Group of Companies acquired on October 25,1996. Revenues in the first quarter of 1997 also included $117,169 of revenues from the Company's Canadian operations that were sold on February 20, 1997. Revenues of the UST Group plus those of the Company, excluding Canadian operations, increased from $7,124,133 in the first quarter of 1996 to $7,354,474 in the first quarter of 1997 primarily due to the sale of several SIR software licenses by the Company's USTMAN subsidiary. The company incurred a net loss of $1,029,755 for the first quarter of 1997, compared to a loss of $901,999 in 1996, an increase of $127,756 or 14%. The net loss for the current period includes $453,982 of non-cash charges directly related to the acquisition of the UST Group with no prior year counterpart.

     The Company's USTMAN Industries Inc. subsidiary was sold to Watson General Corporation on May 22 for a $5,250,000 cash payment and an 8% note for $500,000 due in one year. The sale agreement also provides for an additional payment to NDE relating to a post-closing adjustment based upon certain working capital calculations. USTMAN provides Statistical Inventory Reconciliation (SIR)
services that allow tank owners to meet UST leak detection compliance regulations in many states. Watson General also provides SIR services.


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NDE ENVIRONMENTAL ("TANKNOLOGY-NDE") - Page 2

     Tanknology-NDE provides environmental compliance testing and services, installation of compliance equipment, and consulting to owners and operators of aboveground and underground storage tanks ("USTs"). Tanknology-NDE operates the largest national fleet of UST field service and testing vehicles and provides a complete line of compliance management services to ensure customers comply with federal, state, and local regulations governing underground storage tanks.


NDE Environmental Corporation (d.b.a. "Tanknology-NDE")
Financial Highlights (unaudited)

Quarter ended March 31,            (a)1997           1996
-------------------------------  -------------  --------------
Revenues                        $   7,462,643   $   2,562,367
Net Loss                           (1,029,755)       (901,999)
Average shares outstanding         15,978,610       2,403,722
Loss per share                  $        (.06)  $        (.38)


(a) Includes the results of the UST Group of companies acquired in October 1996.


CONTACT: Amy Graham, Investor Relations, Tanknology-NDE, (512) 451-6334.